Exhibit 1

Leading Proxy Advisory Firms ISS and Glass Lewis Both Support Casey Capital's Dissident Proxy Card

ISS and Glass Lewis recommend stockholders vote Casey Capital's GOLD proxy card and not Essex Rental Corp.'s WHITE proxy card

NEW YORK, May 29, 2015 /PRNewswire/ -- Casey Capital, LLC (together with its affiliates and other participants in its solicitation, "Casey Capital"), beneficial owners of approximately 5.9% of the outstanding shares of common stock of Essex Rental Corp. (NASDAQ: ESSX) ("Essex" or the "Company"), today announced that two of the leading proxy advisory firms, Institutional Shareholder Services Inc. ("ISS") and Glass Lewis & Co., LLC ("Glass Lewis"), have both recommended that stockholders of Essex  vote on Casey Capital's GOLD proxy card at the 2015 Annual Meeting of Stockholders of Essex.

In its analysis, ISS concluded that Casey Capital has made a compelling case that a change to the composition of the Essex board is necessary at this time. ISS also noted that Essex underperformed its peers in Total Stockholder Return and also underperformed its peers in operational and financial measures. ISS specifically highlighted concerns with the corporate governance policies of the incumbent Essex Board, including the related party transactions that benefit Laurence Levy, Essex's Chairman of the Board of Directors.
Glass Lewis's analysis concluded that all Essex stockholders would benefit from corporate governance changes at Essex. Glass Lewis recognized that Essex's management and Board of Directors have failed to offer any rebuttal to Casey Capital's data demonstrating the Company's track record of poor performance or provide any meaningful comparison of the Company's performance to that of its peers.
Glass Lewis also focused on Essex's poor Total Shareholder Return, benchmarking it against two small-cap indices and the peer group previously identified by Casey Capital. In doing so, Glass Lewis found that the data decisively and unambiguously reflected Essex's poor performance during the relevant time periods.
Essex's 2015 Annual Meeting of Stockholders will be held at the offices Hyde Park Holdings, LLC, 500 Fifth Avenue, 50th Floor, New York, New York 10110 on Thursday, June 4, 2015 at 10:00 A.M.
If stockholders of Essex have any questions, need assistance in voting the GOLD proxy card, or need additional copies of Casey Capital's proxy materials, please contact Casey Capital's proxy solicitor, D.F. King & Co., Inc. TOLL FREE (866) 406-2283.

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Keating Muething & Klekamp is acting as legal advisor to Casey Capital.

About Casey Capital, LLC

Casey Capital is an investment manager based in Sherman, Connecticut, founded in 2002 by Kevin Casey. Casey invests in high quality but underperforming public companies that have multiple levers to unlock shareholder value. The firm seeks to engage with the management, boards, and shareholders of companies in a constructive dialogue in order to enhance shareholder value through improved operational efficiencies, strategic divestitures, capital structure optimization and increased corporate focus.

Cautionary Statement Regarding Opinions and Forward-Looking Statements
Certain information contained herein constitutes "forward-looking statements" with respect to Essex, which can be identified by the use of forward-looking terminology such as "may," "will," "seek," "should," "could," "expect," "anticipate," "project," "estimate," "intend," "continue" or "believe" or the negatives thereof or other variations thereon or comparable terminology. Such statements are not guarantees of future performance or activities. Due to various risks, uncertainties and assumptions, actual events or results or actual performance may differ materially from those reflected or contemplated in such forward-looking statements. The opinions of Casey Capital are for general informational purposes only and do not have regard to the specific investment objective, financial situation, suitability or particular need of any specific person, and should not be taken as advice on the merits of any investment decision. This material does not recommend the purchase or sale of any security. Casey Capital reserves the right to change any of its opinions expressed herein at any time as it deems appropriate. Casey Capital disclaims any obligation to update the information contained herein. Casey Capital and/or one or more of the funds it manages may purchase additional Essex shares or sell all or a portion of their shares or trade in securities relating to such shares.

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Investor Contact:
Casey Capital, LLC
Kevin Casey
646-825-4630

CASEY CAPITAL, LLC ("CASEY CAPITAL") HAS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") A DEFINITIVE PROXY STATEMENT AND ACCOMPANYING FORM OF PROXY CARD TO BE USED IN CONNECTION WITH THE SOLICITATION OF PROXIES FROM STOCKHOLDERS OF ESSEX RENTAL CORP. (THE "COMPANY") IN CONNECTION WITH THE COMPANY'S 2015 ANNUAL MEETING OF STOCKHOLDERS. ALL STOCKHOLDERS OF THE COMPANY ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY CASEY CAPITAL, KC GAMMA OPPORTUNITY FUND, LP, KEVIN CASEY, LEE KEDDIE, JOHN CLIMACO AND RELATED PARTICIPANTS IN THE SOLICITATION (COLLECTIVELY, THE "PARTICIPANTS"), BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION RELATED TO THE PARTICIPANTS. THE DEFINITIVE PROXY STATEMENT AND AN ACCOMPANYING PROXY CARD ARE BEING FURNISHED TO SOME OR ALL OF THE COMPANY'S STOCKHOLDERS AND ARE, ALONG WITH OTHER RELEVANT DOCUMENTS, AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, D.F. KING & CO., INC., CASEY CAPITAL'S PROXY SOLICITOR, WILL PROVIDE COPIES OF THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING PROXY CARD WITHOUT CHARGE UPON REQUEST BY CALLING D.F. KING AT (212) 269-5550 OR TOLL-FREE AT (866) 406-2283.

INFORMATION ABOUT THE PARTICIPANTS AND A DESCRIPTION OF THEIR DIRECT OR INDIRECT INTERESTS BY SECURITY HOLDINGS IS CONTAINED IN THE SCHEDULE 14A FILED BY CASEY CAPITAL WITH THE SEC. THIS DOCUMENT CAN BE OBTAINED FREE OF CHARGE FROM THE SOURCES INDICATED ABOVE. LEE KEDDIE BENEFICIALLY OWNS 500 SHARES OF ESSEX COMMON STOCK; KEVIN CASEY, CASEY CAPITAL AND KC GAMMA OPPORTUNITY FUND BENEFICALLY OWNS 1,462,634 SHARES OF ESSEX COMMON STOCK.